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Exhibit 99.1
____________                                     Airgas, Inc.
                                                 259 N. Radnor-Chester Road
                                                 Suite 100
                                                 Radnor, PA 19087-5283
                                                 www.airgas.com
AIRGAS News Release
___________________________________________________________________________

Investor Contact:                                        Media Contact:
________________                                         _____________

Melissa Nigro (610) 902-6206                   James Ely (610) 902-6010
melissa.nigro@airgas.com                             jim.ely@airgas.com


For release:  Immediately


  AIRGAS SIGNS LETTER OF INTENT TO ACQUIRE BOC'S U.S. PACKAGED GAS BUSINESS



RADNOR, PA - January 27, 2004 -- Airgas, Inc. (NYSE: ARG) today announced it has signed a non-binding letter of intent to acquire most of the assets of the U.S. packaged gas business of BOC Group (NYSE: BOX) in a transaction valued up to $200 million. The companies are working toward signing a definitive asset purchase agreement, which would be subject to customary closing conditions and applicable regulatory approvals. The transaction is expected to close in mid 2004.

The acquisition would include retail stores, warehouses, fill plants and other operations involved in distributing packaged gases and welding equip-ment sold through BOC's stores and distributors. The business includes the range of packaged industrial, medical and most specialty gases. The business to be acquired generated about $240 million in revenues in fiscal 2003. Approximately 65 percent of the revenues would be from gas sales and cylinder rent, with the remainder from welding hardgoods and supplies.

The transaction would exclude packaged electronic gases, helium and hydrogen delivered in tube trailer or in liquid form, and bulk gases, including bulk medical and bulk gases supplied to its distributors. The transaction also would not affect BOC's merchant liquid and tonnage/on-site business in North America and its packaged gases businesses in other parts of the world.

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"The completed transaction would be positive for our associates, our custom-
ers and our shareholders," said Airgas Chairman and CEO Peter McCausland.
"The operations are a strong strategic fit with our core business of dis-tributing industrial, specialty and medical gases and related supplies. They would add branches in selected markets in the Midwest, Northeast and Southeast portions of the United States where we currently have little or no presence, as well as give us our first presence in Hawaii," he said.

"Airgas has proven it can successfully acquire operations from major gas pro-ducers, as we did in 2002, and we intend to follow the same strategy of inte-grating these operations into our strong regional company network. Most of the acquired operations and related personnel would be integrated within Airgas' regional company structure. Airgas has formed an integration team with dedicated resources to manage a smooth transition for customers and associates," said McCausland.


ABOUT AIRGAS, INC.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, med-ical and specialty gases, welding, safety and related products. Its inte-grated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base.
For more information, please visit www.airgas.com.

ABOUT BOC

The BOC Group (NYSE: BOX), the worldwide industrial gases, vacuum technologies and distribution services company, serves two million customers in more than 50 countries. It employs 44,500 people and had annual sales of over GBP4.3 billion (more than US $7 billion) in 2003. Further information about The BOC Group may be obtained on the Internet at http://www.boc.com.

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                     FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's intent to purchase the majority of BOC's U.S. packaged gas business; the Company's intent to enter into a definitive asset purchase agreement, which would be subject to customary closing conditions and applicable regulatory approvals; the expectation that the transaction will close in mid 2004; the components of the business and the revenues to be acquired; the operations being a strategic fit with the Company's core business; the Company's intent to follow a prior strategy for integrating the operations; and working to plan a smooth transition. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the failure to execute an asset purchase agreement and to obtain regulatory approval; customer acceptance of the transaction; the Company's ability to integrate the acquired operations and to retain BOC's personnel;
an economic downturn;increased industry competition; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2003 and Form 10-Q dated September 30, 2003, filed by the Company with the Securities and Exchange Commission.


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